UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 2, 2011

THE MACERICH COMPANY

(Exact Name of Registrant as Specified in its Charter)

MARYLAND	1-12504	95-4448705
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 Wilshire Boulevard, Suite 700
Santa Monica, California	90401
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 394-6000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 2, 2011, The Macerich Company, a Maryland corporation (the “Company”); The Macerich Partnership, L.P., a Delaware limited partnership and the operating partnership of the Company (the “Borrower”); the Guarantors (as defined below); Deutsche Bank Trust Company Americas, as administrative agent and as collateral agent; Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, as joint lead arrangers and joint bookrunning managers; JPMorgan Chase Bank, N.A., as syndication agent, and various lenders party thereto entered into a $1,500,000,000 Revolving Loan Facility Credit Agreement (the “Credit Agreement”).  At closing, approximately $18 million of letters of credit were outstanding under the Credit Agreement and no loans were outstanding under the Credit Agreement.  The Credit Agreement replaces the Company’s $1,500,000,000 Second Amended and Restated Revolving Loan Facility Credit Agreement, dated as of July 20, 2006, which expired on April 25, 2011.

The Credit Agreement provides for a $1.5 billion revolving loan facility that matures on May 2, 2015, with a one-year extension option.  Under the Credit Agreement, the Borrower may obtain incremental revolving commitments or new term loans in an amount that, taken together with the existing revolving commitments, does not exceed $2 billion, subject to certain conditions.  Loans made under this loan facility bear interest, at the Borrower’s election, at either the daily average Base Rate (as defined in the Credit Agreement) or the Reserve Adjusted LIBO Rate (as defined in the Credit Agreement) plus, in both bases, an applicable margin.  The applicable margin depends on the Company’s overall leverage level.  As of the date of the Credit Agreement, the applicable margin for base rate loans was 1.00% per annum and the applicable margin for LIBO rate loans was 2.00% per annum.

The Borrower may voluntarily repay outstanding loans under the revolving loan facility, in whole or in part, at any time, subject to customary administrative provisions.

All obligations under the Credit Agreement are unconditionally guaranteed by the Company and Macerich WRLP II Corp., a Delaware corporation; Macerich WRLP II L.P., a Delaware limited partnership; Macerich WRLP Corp., a Delaware corporation; Macerich WRLP LLC, a Delaware limited liability company; Macerich TWC II Corp., a Delaware corporation; Macerich TWC II LLC, a Delaware limited liability company; Macerich Walleye LLC, a Delaware limited liability company; Walleye LLC, a Delaware limited liability company; and Walleye Retail Investments LLC, a Delaware limited liability company (collectively, the “Guarantors”) and certain other direct and indirect subsidiaries of the Company.  All obligations under the Credit Agreement, and certain of the guarantees of those obligations, are secured by, subject to certain exceptions, a pledge by each of the Company, the Borrower and Macerich WRLP II Corp. of all its direct and indirect ownership interest in certain of the Guarantors.

The Credit Agreement includes financial covenants requiring a minimum net worth, maximum leverage ratio, minimum interest coverage ratio, minimum fixed charge coverage ratio, maximum secured leverage ratio and maximum floating rate debt.  In addition, the Credit Agreement also contains other customary affirmative and negative covenants and events of default.

The foregoing summary of the Credit Agreement, the guaranties and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Credit Agreement (including the form of pledge and security agreement) and the guaranties, copies of which are attached as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

ITEM 2.03     CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

Listed below are the financial statements, pro forma financial information and exhibits furnished as part of this report:

(a), (b) and (c) Not applicable.

(d) Exhibits.

Exhibit Index attached hereto and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, The Macerich Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MACERICH COMPANY

	By:	/s/ Richard A. Bayer
Date: May 6, 2011		Richard A. Bayer
Senior Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	NAME

10.1

$1,500,000,000 Revolving Loan Facility Credit Agreement, dated as of May 2, 2011, by and among the Borrower, the Company and the other guarantors party thereto, Deutsche Bank Trust Company Americas, as administrative agent and as collateral agent, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, as joint lead arrangers and joint bookrunning managers; JPMorgan Chase Bank, N.A., as syndication agent, and various lenders party thereto (includes the form of pledge and security agreement).

10.2	Unconditional Guaranty, dated as of May 2, 2011, by and between the Company and Deutsche Bank Trust Company Americas, as administrative agent.

10.3	Unconditional Guaranty, dated as of May 2, 2011, by and among the Guarantors and Deutsche Bank Trust Company Americas, as administrative agent.